Exhibit 99.1

                     Hungarian Telephone and Cable
  Announces Net Income of $6.5 Million for the Third Quarter of 2005

    SEATTLE--(BUSINESS WIRE)--Nov. 14, 2005--Hungarian Telephone and Cable Corp. (AMEX:HTC) today announced results for the third quarter and nine months ended September 30, 2005. Net income for the quarter came in at $6.5 million, or $0.46 per share for the quarter, versus $5.3 million, or $0.41 per share, during the third quarter a year ago. Results for the three and nine months ended September 30, 2005 include the results of PanTel for three and seven months, respectively.

    RESULTS FOR THIRD QUARTER

    For the quarter ended September 30, 2005, the Company reported net telephone service revenues of $31.1 million, an increase of 117% compared with the third quarter of 2004. Net measured service and subscription revenues increased 28% to $15.2 million, while other operating revenues, which includes revenues generated from the provision of leased lines, ADSL access, VPN services, Internet services and other services, increased 562% to $13.9 million, over the comparable period during 2004.
    Pro-forma net income and adjusted EBITDA, which excludes foreign exchange losses/gains, fair value changes on interest rate swaps and variable option non-cash accounting charges, were $5.2 million and $18.1 million, respectively, compared with $3.1 million and $8.2 million in the same period last year. This represents growth of 68% in pro-forma net income and 121% growth in adjusted EBITDA comparing the two periods, while pro-forma diluted earnings per share were $0.38 for the quarter ended September 30, 2005.
    The Company's income from operations and net income attributable to common stockholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), were $11.4 million and $6.5 million, respectively, for the three months ended September 30, 2005, compared with income from operations of $5.1 million and net income attributable to common stockholders of $5.3 million in the same period last year. Diluted earnings per share was $0.46 for the quarter ended September 30, 2005, compared with diluted earnings per share of $0.41 in the same period last year. The Company's results were affected by non-recurring compensation expenses during the quarter of $1.1 million related to the first phase of the Company's previously announced workforce reduction program. In addition, the Company's results for the period were also affected by the reversal of an over-accrual related to access costs paid to mobile operators since June of 2004, which amounted to $1.7 million. The Company reported a net foreign exchange loss of $1.8 million for the quarter ended September 30, 2005, compared to a net gain of $2.5 million for the third quarter of 2004. The net foreign exchange loss for the quarter reflects the devaluation of the Hungarian forint against the euro in the third quarter of 2005 between June 30 and September 30 levels. Included in the results for the quarter is a $1.4 million benefit due to changes in the fair value of the Company's interest rate swaps which were entered into on March 31, 2005. This benefit is due to an upward movement, as of September 30 versus June 30, in the market value of interest rate swaps.
    A reconciliation of GAAP to Non-GAAP financial measures has been provided in the financial statement tables included in the press release. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures".
    Cash from operations for the third quarter of 2005 was $16.7 million, an increase of 67% on a year-over-year basis. HTCC had cash and cash equivalents of $40.5 million at September 30, 2005.

    RESULTS FOR NINE MONTHS

    For the nine months ended September 30, 2005, the Company reported net telephone service revenues of $82.2 million, an increase of 85% compared with the first nine months of 2004. Net measured service and subscription revenues increased 16% to $43.1 million, while other operating revenues, which includes revenues generated from the provision of leased lines, ADSL access, VPN services, Internet services and other services, increased 495% to $35.1 million, over the comparable period during 2004.
    Pro-forma net income and adjusted EBITDA, which excludes foreign exchange losses/gains, fair value changes on interest rate swaps and variable option non-cash accounting charges, were $13.8 million and $43.0 million, respectively, compared with $11.3 million and $27.0 million in the same period last year. This represents growth of 22% in pro-forma net income and 59% growth in adjusted EBITDA comparing the two periods, while pro-forma diluted earnings per share was $0.99 for the nine months ended September 30, 2005.
    The Company's income from operations and net income attributable to common stockholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), were $25.3 million and $6.6 million, respectively, for the nine months ended September 30, 2005, compared with income from operations of $17.9 million and net income attributable to common stockholders of $15.3 million in the same period last year. Diluted earnings per share was $0.47 for the nine months ended September 30, 2005, compared with diluted earnings per share of $1.20 in the same period last year. The Company's results were affected by non-recurring compensation expenses during the period of $2.4 million. This $2.4 million of non-recurring compensation expenses is comprised of $1.3 million of termination and retirement payments during the second quarter and $1.1 million of severance expenses related to the first phase of the Company's previously announced workforce reduction program. In addition, the Company's results for the period were also affected by the reversal of an over-accrual related to access costs paid to mobile operators since June of 2004, which amounted to $1.7 million. The Company reported a net foreign exchange loss of $6.3 million for the nine months ended September 30, 2005, compared to a net gain of $4.5 million for the same period in 2004. The net foreign exchange loss for the period reflects the devaluation of the Hungarian forint against the euro, on the Company's 124.1 million euro average outstanding debt during the nine months ended September 30, 2005, compared to the appreciation of the Hungarian forint against the euro, on the Company's 48.1 million euro and $25 million U.S. dollar average outstanding debt during the same period in 2004. Included in the results for the nine months is a $2.4 million loss due to changes in the fair value of the Company's interest rate swaps which were entered into on March 31, 2005. This loss is due to a downward movement, between March 31, 2005 and September 30, 2005, in the market value of interest rate swaps.
    A reconciliation of GAAP to Non-GAAP financial measures has been provided in the financial statement tables included in the press release. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures".
    Cash from operations for the nine months ended September 30, 2005 was $38.0 million, an increase of 53% on a year-over-year basis.

    COMMENTS FROM TORBEN V. HOLM

    Commenting on these results, Torben V. Holm, President and Chief Executive Officer stated, "It is now almost nine months since the acquisition of PanTel has occurred. PanTel continues to deliver very good financial results and its contribution to the results of the HTCC group is as we expected. During the last few months we have embarked on a work-force reduction program at Hungarotel, the first phase of which occurred in September. The second, and final phase of the work-force reduction program will end at the end of this month, and the total expected costs of the work-force reduction program are expected to be approximately 600 MHUF (approximately $3.0 million at current exchange rates). Once completed, the Hungarotel personnel cost base should be at a level to better allow Hungarotel to deal with the increasing competition it faces. We have also recently, due to regulatory and competitive pressures, changed the Hungarotel residential customer package system. In making this change, we expected some churn to occur in our residential customer base, which it has. We are focusing our efforts to try to limit this churn and gain back customers who have disconnected from our networks due to the residential package changes through various initiatives."
    Mr. Holm went onto say, "The operational integration of Hungarotel and PanTel continues to take place and the results thus far have met our expectations. As we look forward, I believe that we are positioning the Company, once the integration is completed, to deal with the competitive challenges the Company faces both within and outside its historical operating areas. I would like to thank our entire management team for their dedication and hard work in getting us to where we are now."

    NON-GAAP FINANCIAL MEASURES

    The Company uses certain non-GAAP financial measures in evaluating its performance. These include pro-forma net income and Adjusted EBITDA (earnings before interest expense, interest income, foreign exchange gains/loss, taxes, depreciation and amortization, fair value changes on interest rate swaps and other, net). A reconciliation of the differences between these non-GAAP financial measures and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures referred to in this press release are by definition not measures of financial performance under generally accepted accounting principles and are not alternatives to operating income or net income/loss reflected in the statement of operations and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.
    Pro-forma net income is net income without taking into account the recorded foreign exchange gain/loss, fair value changes on interest rate swaps and non-cash variable option accounting charges. The Company adopted variable option accounting for stock options in the fourth quarter of 2004 as a result of modifications to its stock option plans. The variable option charge is non-cash and, due to its potentially volatile effect on the statement of operations, management believes that its exclusion from pro-forma net income provides additional information in measuring the financial performance of the Company. The fair value changes on interest rate swaps is non-cash and represents the value to be paid/received by the Company, at the balance sheet date, for terminating its interest rate swap obligations. The Company is required under the terms of its credit agreement to maintain, at all times, some form of interest rate hedging protection.
    Adjusted EBITDA is cash flow from operations adjusted for changes in working capital, income taxes paid, interest paid, interest received, and other miscellaneous changes.
    Management uses these non-GAAP financial measures for various purposes including: measuring and evaluating the Company's financial and operational performance; making compensation decisions; planning and budgeting decisions; and financial planning purposes. The Company believes that presentation of these non-GAAP financial measures is useful to investors because it (i) reflects management's view of core operations and cash flow generation upon which management bases financial, operational, compensation and planning decisions and (ii) presents measurements that investors and its lending banks have indicated to management are important in assessing the Company and its liquidity. While the Company utilizes these non-GAAP financial measures in managing its business and believes they are useful to management and to investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not take into account changes in working capital and financial statement items below income from operations, and the resultant effect of these items on the Company's cash flow. Pro-forma net income does not take into account the foreign exchange gains/losses, however these gains/losses may recur in future periods depending upon currency movements. Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.
    The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the U.S. Securities and Exchange Commission.

    ABOUT HUNGARIAN TELEPHONE AND CABLE CORP.

    Hungarian Telephone and Cable Corp. is the leading alternative telecommunications service provider in the Republic of Hungary with a presence in other countries in Central and Eastern Europe.

    Note: This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These and all forward-looking statements are only predictions or statements of current plans that are constantly under review by the Company. Such statements are qualified by important factors that may cause actual results to differ from those contemplated, including as a result of those factors detailed from time to time in the company's Securities and Exchange Commission filings. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.


                 Hungarian Telephone and Cable Corp.
                         Financial Highlights
                 (In Millions, Except Per Share Data)
                             (unaudited)

                         Statements of Income

                                       Three Months     Nine Months
                                          Ended            Ended
                                       September 30     September 30
                                       2005    2004    2005      2004
                                      ------  ------  ------    ------

Measured Service Revenues            $ 12.2  $  7.6  $ 33.5   $  23.4
Subscription Revenues                   6.1     5.9    18.8      18.2
Net Interconnect Charges               (3.1)   (1.6)   (9.2)     (4.4)
                                      ------  ------  ------    ------
     Net Measured Service and
     Subscription Revenues             15.2    11.9    43.1      37.2
Connection Fees                         0.2     0.4     0.7       1.4
Wholesale revenues                      1.8       -     3.3         -
Other Operating Revenues, net:
     Provision of direct lines          8.8     1.1    22.2       3.2
     ADSL access, VPN services          2.1     0.2     5.2       0.4
     Internet Services                  1.8     0.1     4.3       0.4
   Other                                1.2     0.7     3.4       1.9
                                      ------  ------  ------    ------
Other Operating Revenues Total         13.9     2.1    35.1       5.9
                                      ------  ------  ------    ------
     Telephone Service Revenues,
      Net                              31.1    14.4    82.2      44.5
                                      ------  ------  ------    ------

Income from Operations                 11.4     5.1    25.3      17.9
Interest Expense                        3.5     2.2    10.6       6.9
Fair Value Changes on Interest
 Rate Swaps (Loss) Gain                 1.4       -    (2.4)        -
Net Income                              6.5     5.3     6.6      15.3
Net Income Per
     Common Share:
          Basic                      $ 0.51  $ 0.42  $ 0.52   $  1.24
          Diluted                    $ 0.46  $ 0.41  $ 0.47   $  1.20
Weighted Average Number of Shares
     Outstanding:
          Basic                        12.7    12.4    12.7      12.4
          Diluted                      14.4    13.0    14.4      12.9


                            Balance Sheet

                                          Quarter Ended  Year Ended
                                             Sept. 30      Dec. 31
                                               2005         2004
                                             --------     --------
                                           (unaudited)

Current Assets                             $    86.7    $    21.1
Property, Plant and Equipment, net             164.4        129.4
Total Assets                                   317.6        192.3

Total Current Liabilities                       66.2         35.6
Long Term Debt                                 171.2         71.7
Total Stockholders Equity                       75.7         81.5
Total Liabilities and Stockholders Equity      317.6        192.3


Reconciliation of Non-GAAP Financial Measures:

Net Income to Pro-Forma Net Income Excluding Certain Items
(In Millions)
(unaudited)
                                        Three Months     Nine Months
                                            Ended           Ended
                                         September 30    September 30
                                        --------------  --------------
                                         2005    2004    2005    2004
                                        ------  ------  ------  ------

Net Income as Reported                    6.5     5.3     6.6    15.3

Foreign Exchange Loss (Gain)              1.8    (2.5)    6.3    (4.5)

Variable option accounting charge
 (non-cash)                              (1.9)      -    (0.2)      -

Fair Value Changes on Interest Rate
 Swaps Loss (Gain)                       (1.4)      -     2.4       -

Deferred Income Tax effect on
     Pro-Forma Adjustments                0.2     0.3    (1.3)    0.5
                                        ------  ------  ------  ------
Pro-Forma Net Income Excluding
 Certain Items                            5.2     3.1    13.8    11.3
                                        ======  ======  ======  ======

Net Income Per Share Fully Diluted to Pro-Forma Net Income Per Share
 Fully Diluted
Excluding Certain Items
(unaudited)
                                      Three Months      Nine Months
                                          Ended             Ended
                                      September 30      September 30
                                     ---------------  ----------------
                                       2005    2004     2005     2004
                                     -------  ------  -------  -------

Net Income as Reported                 0.46    0.41     0.47     1.20

Foreign Exchange Loss (Gain)           0.13   (0.19)    0.44    (0.35)

 Variable option accounting charge
  (non-cash)                          (0.13)      -    (0.00)       -

Fair Value Changes on Interest Rate
 Swaps Loss (Gain)                    (0.10)      -     0.17        -

Deferred Income Tax effect on
     Pro-Forma Adjustments             0.02    0.02    (0.09)    0.04
                                     -------  ------  -------  -------
Pro-Forma Net Income Excluding
 Certain Items                         0.38    0.24     0.99     0.89
                                     =======  ======  =======  =======


Cash Flow from Operations to Adjusted EBITDA
(In Millions)
(unaudited)
                                          Three Months   Nine Months
                                              Ended          Ended
                                          September 30   September 30
                                          ------------- --------------
                                           2005   2004    2005   2004
                                          ------ ------ ------- ------

Cash Flow from Operations                  16.7   10.0    38.0   24.8

Changes in Working Capital                 (0.8)  (2.6)   (0.2)  (1.0)
Income Taxes Paid                           0.4      -     0.5      -
Interest Paid                               0.0    1.4     4.8    5.2
Interest Received                          (0.2)  (0.6)   (0.6)  (1.9)
Variable option acct. (non-cash)            2.0      -     0.3      -
Other                                       0.0    0.0     0.2   (0.1)
                                          ------ ------ ------- ------
Adjusted EBITDA                            18.1    8.2    43.0   27.0
                                          ====== ====== ======= ======



    CONTACT: Hungarian Telephone and Cable Corp.
             William McGann
             Hungary: (011) 361-474-7700
             U.S.: 206-654-0204